Exhibit 99.1

Earnings News
Investor Relations Department Phone: 1-646-290-6400 TTC Group

FOR IMMEDIATE RELEASE

AROTECH CORPORATION REPORTS RESULTS
FOR THE SECOND QUARTER AND FIRST HALF, 2007
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Q2 revenues of $13 million and year to date revenues of $24.6 million are highest second quarter and first half revenues ever –
Q2 backlog stands at over $54 million, highest June 30 backlog ever

Ann Arbor, Michigan, August 13, 2007– Arotech Corporation (NasdaqGM: ARTX), a provider of quality defense and security products for the military, law enforcement and security markets, today reported results for the quarter and six months ending June 30, 2007.

Second Quarter Results

Revenues for the second quarter reached $13.0 million, compared to $7.4 million for the corresponding period in 2006, an increase of 76% over the same period last year.

Gross profit for the quarter was $3.7 million, or 29% of revenues, compared to $1.3 million, or 18% of revenues, for the corresponding period in 2006.

The net loss for the second quarter was $(1.5) million, or $(0.13) per share, versus $(8.2) million, or $(0.99) per share, for the corresponding period last year.

 “We have continued to increase our revenues and gross profit while achieving a sharp drop in our GAAP loss and improving on our first quarter’s positive cash flow,” said Robert S. Ehrlich, Chairman and CEO of Arotech. “Revenues increased in all our divisions – almost seven fold, in the case of our Armor Division, which continued its timely shipments of our David order. At the same time we have maintained our backlog level at over $54 million, which is the highest June 30 backlog we have ever had,” continued Ehrlich.

“We are very pleased with our progress so far this year, and anticipate achieving positive cash flow this year as we work towards our ultimate goal of GAAP profitability,” concluded Ehrlich.

First Half Results

Revenues for the first six months reached $24.6 million, compared to $16.3 million for the corresponding period in 2006, an increase of 51% over the same period last year.

Gross profit for the half was $7.9 million, or 32% of revenues, compared to $3.6 million, or 22% of revenues, for the corresponding period in 2006.

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The net loss for the first six months was $(3.2) million, or $(0.28) per share, versus $(12.9) million, or $(1.73) per share, for the corresponding period last year.

Backlog

Backlog of orders totaled approximately $54.2 million as of June 30, 2007.

Cash Position at Quarter End

As of June 30, 2007, the Company had $1.4 million in cash, $370,000 in restricted collateral securities and restricted held-to-maturity securities due within one year, $1.5 million in an escrow receivable, and $42,000 in available-for-sale marketable securities, as compared to at December 31, 2006, when the Company had $2.4 million in cash, $649,000 in restricted collateral securities and restricted held-to-maturity securities due within one year, $1.5 million in an escrow receivable and $41,000 in available-for-sale marketable securities.

The Company had trade receivables of $9.3 million as of June 30, 2007, compared to $7.8 million as of December 31, 2006. The Company had a current ratio (current assets/current liabilities) of 1.93, up from the December 31, 2006 current ratio of 1.79.

Stockholders’ equity at the end of the quarter was approximately $54 million.

Conference Call

The Company will host a conference call tomorrow, Tuesday, August 14, 2007 at 9:00 a.m. EDT. Those wishing to access the conference call should dial 1-800-361-0912 (U.S.) or 1-913-981-5559 (international) a few minutes before the 9:00 a.m. EDT start time. A replay of the conference call will be available starting Tuesday, August 14, 2007, at 10:30 a.m. until Sunday, August 19, 2007 at 11:59 p.m. The replay telephone number is 1-888-203-1112 (U.S) and 1-719-457-0820 (international). The passcode is: 8474044.

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets. Arotech provides multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armoring, Simulation and Training, and Batteries and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan and research, development and production subsidiaries in Alabama, Michigan and Israel.

CONTACT:

Victor Allgeier, TTC Group, (646) 290-6400, vic@ttcominc.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the results of our restructuring program. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

TABLES TO FOLLOW

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AROTECH CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six months ended June 30,		Three months ended June 30,
	2007	2006	2007	2006
Revenues	$24,557,890	$16,310,747	$13,028,728	$7,414,335
Cost of revenues	16,685,240	12,742,129	9,282,017	6,089,377
Amortization of intangible assets	736,171	970,885	396,211	460,193
Research and development	922,255	520,629	424,170	216,017
Selling and marketing	2,093,051	1,748,132	1,062,733	848,864
General and administrative	6,349,404	6,240,808	2,625,114	3,138,272
Impairment of goodwill and other intangible assets	–	204,059	–	–
Total operating costs	26,786,571	22,426,642	13,790,245	10,752,723
Operating loss	(2,228,681)	(6,115,895)	(761,517)	(3,338,388)
Other income	69,119	35,988	57,175	18,482
Financial expenses, net	(626,813)	(6,458,796)	(502,733)	(4,997,660)
Loss before minority interest in loss (earnings) of subsidiaries, earnings from affiliated company and tax expenses	(2,786,376)	(12,538,703)	(1,207,076)	(8,317,566)
Income tax expenses	(174,906)	(54,053)	(68,999)	(14,081)
Minority interest in loss (earnings) of subsidiaries	(110,330)	25,943	(49,674)	16,754
Gain (loss) from affiliated company	(112,179)	138,030	(159,800)	99,558
Net loss	$(3,183,791)	$(12,428,783)	$(1,485,549)	$(8,215,335)
Deemed dividend to certain shareholders	–	(434,185)	–	(116,978)
Net loss attributable to common shareholders	$(3,183,791)	$(12,862,968)	$(1,485,549)	$(8,332,313)
Basic and diluted net loss per share[1]	$(0.28)	$(1.73)	$(0.13)	$(0.99)
Weighted average number of shares used in computing basic and diluted net loss per share	11,301,183	7,438,333	11,380,845	8,384,433

[1]	Includes $434,185 and $116,978 deemed dividend in the calculation of the loss per share for the respective six- and three-month periods ended June 30, 2006.

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